Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Prospectuses and under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 4, 1999 with respect to the financial statements of American Enterprise Life Insurance Company and to the use of our report dated March 12, 1999 with respect to the financial statements of American Enterprise Variable Annuity Account, all of which are incorporated by reference from Registration Statement (Form N-4, No. 333-85567) into Pre-Effective Amendment No. 1 to Registration Statement (Form S-1, No. 333-86297) and related Prospectuses for the registration of the Wells Fargo AdvantageSM Variable Annuity Contracts and the Wells Fargo AdvantageSM Credit Variable Annuity Contracts to be offered by American Enterprise Life Insurance Company.


/s/  Ernst & Young LLP
     Ernst & Young LLP
     Minneapolis, Minnesota
     November 8, 1999